EXHIBIT 5.1

[Letterhead of Dorsey & Whitney LLP]

June 9, 2016

EnteroMedics Inc.

2800 Patton Road

St. Paul, MN 55113

Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to EnteroMedics Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended, on a registration statement on Form S-8 (the “Registration Statement”) of (i) the 516,666 shares to be offered and sold pursuant to the Non-Incentive Stock Option Agreement (the “Option Agreement”) effective as of October 28, 2015, between EnteroMedics Inc. and Dan W. Gladney and (ii) the 380,001 shares to be offered and sold pursuant to the Inducement Option Plan (the “Inducement Plan”) effective as of January 18, 2016 (collectively, the “Shares”).

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion. In rendering our opinion set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinion, we have relied upon certificates of officers of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Option Agreement and the Inducement Plan will be validly issued, fully paid and nonassessable.

Our opinion expressed above is limited to the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. The foregoing opinion is being furnished to you solely for your benefit and may not be relied upon by, nor may copies be delivered to, any other person without our prior written consent. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP

TSH